Exhibit 10.39

Description of Director and Executive Compensation Arrangements

A.                       Non-Employee Director Compensation.

Annual Retainer for Service on the Board - $40,000, payable in quarterly installments plus 1,000 shares of restricted stock are automatically granted in March of each year, vesting over three years.

Board Meeting Fees - $1,000 for each meeting attended and $500 for each telephonic meeting attended.

Committee Meetings - $1,000 for each meeting attended and $500 for each telephonic meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors.

Annual Retainer for Chairman of the Audit Committee - $20,000.

Annual Retainer for Chairman of the Compensation Committee - $10,000.

Annual Retainer for Chairman of the Nominating and Corporate Governance Committee — Twice the amount of any meeting fees paid to the committee members.

Initial Restricted Grant — Upon joining the Board of Directors, 500 shares of restricted stock are granted, vesting over three years.

Each grant of restricted stock is made pursuant to the Company’s 2003 Equity Incentive Plan.  In addition, the Director Phantom Stock Plan offers non-employee directors the opportunity to defer cash compensation for up to three years and to receive that compensation (to the extent that it is actually earned by service during that period) in shares of common stock rather than in cash after termination of service or a predetermined period. Such compensation includes the annual retainer, regular meeting fees and special meeting fees.  Every non-employee director during his or her term of service has elected to receive such compensation in common stock.

B.                         Executive Officers.

The base salaries for the Company’s executive officers who are named executive officers in the Company’s Proxy Statement effective as of January 1, 2008 are as follows:

Arthur M. Coppola, Chairman of the Board and Chief Executive Officer	$950,000

Edward C. Coppola, President	$800,000

Tony Grossi, Senior Executive Vice President, Chief Operating Officer and Chief Economist	$600,000

Thomas E. O’Hern, Senior Executive Vice President, Chief Financial Officer and Treasurer	$550,000

Richard A. Bayer, Senior Executive Vice President, Chief Legal Officer and Secretary	$500,000